LEHMAN BROTHERS INCOME FUNDS
                               INSTITUTIONAL CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A



     The Institutional Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:



Lehman Brothers Core Bond Fund



Date: June 1, 2007

                                                                       Core Bond

                          LEHMAN BROTHERS INCOME FUNDS
                               INSTITUTIONAL CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B


     Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Institutional Class Administration Agreement shall be:

     (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Institutional Class of each Series;

     (2) For the services provided to the Institutional Class of a Series and its shareholders, 0.09% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

     (3) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.




Date: June 1, 2007